Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-173157) and Form S-8 (No. 333-207182) of Fang Holdings Limited (the “Company”) of our report dated May 7, 2025, relating to the consolidated balance sheets of the Company as of December 31, 2022 and 2023, and the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes, which was included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ GGF CPA LTD

Guang Zhou, People’s Republic of China
May 7, 2025